Paulson Capital Corp. Reports First Quarter Results

PORTLAND, OR -- (Marketwire - May 13, 2010) - Paulson Capital Corp. (NASDAQ: PLCC), parent company of Paulson Investment Company, Inc., today reported a net loss of $240,064 (or ($0.04) per share) for the three month period ended March 31, 2010 versus a net loss of $821,755 (or ($0.14) per share) for March 31, 2009. Revenues for March 31, 2010 totaled $4,771,855 versus $2,735,769 for the same period in 2009.

Chester L.F. Paulson, Chairman, stated:

"Steady improvement in the overall market and the completion of one investment banking project helped revenues during the first quarter. The retail side of the business is also stronger. Micro and small cap stocks still trail but we hope to see improvement in these areas as the market strengthens."

Paulson Capital Corp. is the parent company of Paulson Investment Company, Inc. Located in Portland, Oregon, Paulson Investment Company is the Northwest's largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chet Paulson in 1970, it has managed or underwritten more than 165 public offerings and has generated more than $1 billion for client companies.

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

Contact:
Chester L.F. Paulson
503-243-6010